Exhibit 4.3

CONFIDENTIAL

AMENDMENT TO

PERFECT CORP.

(INCORPORATED IN THE CAYMAN ISLANDS WITH LIMITED LIABILITY)

(THE “COMPANY”)

2021 STOCK COMPENSATION PLAN

This amendment (this “Amendment”) to the Company’s 2021 Stock Compensation Plan (the “2021 Stock Compensation Plan”), dated December 13, 2021, is adopted by the board of directors of the Company (the “Board”) on October 25, 2022. All capitalized terms used but not defined herein shall have the meanings given such terms in the 2021 Stock Compensation Plan.

WHEREAS, the Company, Provident Acquisition Corp., Beauty Corp. and Fashion Corp. entered into an Agreement and Plan of Merger, dated March 3, 2022, and the First Amendment to Agreement and Plan of Merger, dated September 16, 2022 (collectively, the “Business Combination Agreement”), which contemplate the mergers and transactions that constitute a Corporate Transaction under the 2021 Stock Compensation Plan; and

WHEREAS, pursuant to Section 4, Section 11.1 and Section 11.2 of the 2021 Stock Compensation Plan, the Board desires to make certain adjustments to the 2021 Stock Compensation Plan as set forth below.

NOW, THEREFORE, the 2021 Stock Compensation Plan is hereby amended as follows:

Section 1.      A new definition as follows shall be added to Section 1 of the 2021 Stock Compensation Plan:

(20A)      “ordinary shares” means, collectively, the Class A ordinary shares of a par value of US$0.1 of the Company and the Class B ordinary shares of a par value of US$0.1 of the Company.

Section 2.      Section 2(1) of the 2021 Stock Compensation Plan is hereby amended as follows:

(1)            Subject to the provisions of Section 11 below, the maximum aggregate number of the Option Shares that may be issued by the Company upon exercise of all Options to be granted under this Plan shall be 5,311,310 Option Shares, and up to 5,311,310 ordinary shares may be issued under the Plan pursuant to Incentive Stock Option to U.S. Taxpayer Participants. In the case that the Optionee is Alice H. Chang, the Option Shares to be issued to the Optionee shall be Class B ordinary shares of a par value of US$0.1 of the Company, otherwise the Option Shares to be issued to the Optionee shall be Class A ordinary shares of a par value of US$0.1 of the Company.

Section 3.      Exhibit I, II and III of the 2021 Stock Compensation Plan are hereby substituted by Exhibit I, II and III attached hereto, respectively.

Section 4.      This Amendment shall be governed by and construed in accordance with the laws of Cayman Islands (without regard to their choice-of-law provisions). Any dispute, controversy, difference or claim arising out of or relating to this Amendment, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitrations administered by the Chinese Arbitration Association, Taipei (“CAA”) under the Taiwanese Arbitration Act and the CAA Arbitration Rules. This Amendment is effective immediately. Except as amended hereby, the 2021 Stock Compensation Plan shall remain in full force and effect. In the event of any inconsistency or conflict between this Amendment and the 2021 Stock Compensation Plan, the terms and provisions contained in this Amendment shall supersede, govern and control.

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EXHIBIT I

2021 STOCK COMPENSATION PLAN

GRANT NOTICE

Dear Mr./Ms. __________,

You have been granted an Option to purchase _____________[Class A/Class B]1 ordinary shares of Perfect Corp. (the “Company”) under the 2021 Stock Compensation Plan adopted by the written resolutions of the Board of Directors of the Company dated December 13, 2021, as amended by the written resolutions of the Board of Directors of the Company dated October 25, 2022 (the “Plan”), as follows:

Date of Grant:	, 2021

Exercise Price Per Share:	US$_________

Term/Expiration Date:	[●], 20_____

The terms and conditions of such Option shall be as set forth in the Plan.

PERFECT CORP.

Name:

Title:

1 NTD: to be selected by the Company pursuant to the Plan before sending this Exhibit I to the participant.

EXHIBIT II

Notice of Exercise

This Notice of Exercise is given by the undersigned pursuant to the 2021 STOCK COMPENSATION PLAN adopted by the written resolutions of the Board of Directors of Perfect Corp. (the “Company”) dated December 13, 2021, as amended by the written resolutions of the Board of Directors of the Company dated October 25, 2022 (the “Plan”), and for the undersigned to exercise the Options to purchase                   shares of the Company’s [Class A/Class B]2 ordinary shares (the “Purchased Shares”) at the Option exercise price of US$                per share (the “Exercise Price”).

By delivering this Notice of Exercise to Company, the undersigned agrees to pay the Exercise Price within ten days upon receiving the payment instruction from the Company in accordance with the provisions of the Plan, and agrees to deliver such additional documents as may be requested pursuant to the Plan or the applicable law.

The undersigned also agrees that this Option is exercised and the Purchased Shares to be issued in accordance with the terms and conditions set forth in the Plan.

➢	Print name in exact manner it is to appear in the Register of Members of the Company:

➢	Address to be recorded in the Register of Members of the Company:

➢	Passport No.:

Signature: _______________________________

Dated ____________,_____________________

2 NTD: to be selected by the Company pursuant to the Plan before sending this Exhibit II to the participant.

EXHIBIT III

Incentive Stock Option Agreement

This Incentive Stock Option Agreement (this “Agreement”) is made and entered into as of [DATE] by and between Perfect Corp., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”) and [EMPLOYEE NAME] (the “Participant”).

Capitalized terms used but not defined herein will have the meaning ascribed to them in the 2021 Stock Compensation Plan adopted by the written resolutions of the Board of Directors of the Company dated December 13, 2021, as amended by the written resolutions of the Board of Directors of the Company dated October 25, 2022 (the “Plan”).

Grant Date:

Exercise Price per Share:

Number of Option Shares:	[Class A/Class B][3] ordinary shares

Expiration Date:

1.            Grant of Option.

1.1.          Grant; Type of Option. The Company hereby grants to the Participant an option (the “Option”) to purchase the total number of the [Class A/Class B]4 ordinary shares of the Company equal to the number of Option Shares set forth above, at the Exercise Price set forth above. The Option is being granted pursuant to the terms of the Plan. The administration of the Plan is subject to the Board of the Company, the CEO, or the senior officer(s) designated by the Board from time to time for administration of the Plan. The Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, although the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the ordinary shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as non-qualified stock options.

1.2.          Consideration; Subject to Plan. The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company and/or the Company’s Affiliates and is subject to the terms and conditions of the Plan.

2.            Exercise Period; Vesting.

2.1.          Vesting Schedule. The Option will become vested according to the below schedule until 100% vested.

(a)            No Options shall be vested in the first two (2) years from the Grant Date (the “Two-Year Restriction”);

3 NTD: to be selected by the Company pursuant to the Plan before sending this Exhibit III to the participant.

4 NTD: to be selected by the Company pursuant to the Plan before sending this Exhibit III to the participants.

(b)            Following the end of Two-Year Restriction, 50% of the Options shall be vested;

(c)            Following the end of the third anniversary of the Grant Date, 75% of the Options cumulatively shall be vested; and

(d)            On the date of the fourth anniversary of the Grant Date, 100% of the Options cumulatively shall be vested;

provided that in the event of retirement, death, or permanent injury due to occupational hazards during the employment, if within the Two-Year Restriction, 50% will be vested; if after the Two-Year Restriction but before the end of the third year, 75% will be vested; if after the beginning of the fourth year, 100% will be vested.

2.2.            Expiration. The term of each Option shall be five (5) years from the date of grant; provided that, in the case of an Incentive Stock Option granted to a U.S. Taxpayer Participant who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Incentive Stock Option Agreement. Any Options not exercised during the term shall be cancelled and forfeited.

3.            Termination of Employment.

3.1.            Termination for Reasons Other Than Cause, Death, Disability. If the Participant’s employment is terminated for any reason other than Cause, death or Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date three (3) months following the termination of the Participant’s employment or (b) the term of the Option pursuant to Section 2.2 hereof. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

3.2.            Termination for Cause. If the Participant’s employment is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

3.3.            Termination due to Disability. If the Participant’s employment terminates as a result of the Participant’s Disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date twelve (12) months following the Participant’s termination of employment or (b) the term of the Option pursuant to Section 2.2 hereof. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

3.4.            Termination due to Death. If the Participant’s Employment terminates as a result of the Participant’s death, the vested portion of the Option may be exercised by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Participant’s death, but only within the time period ending on the earlier of: (a) the date three (3) months following the Participant’s termination of Employment or (b) the term of the Option pursuant to Section 2.2 hereof. Any unvested Options shall be deemed cancelled and forfeited as of the termination date.

4.            Exercise Following Leave from Work. In the event a leave application (including but not limited to leave of absence and maternity leave) by a Participant is approved by the Company or its Affiliates, the Participant may exercise his or her vested Options within one month following the day the leave starts. If the Participant fails to exercise within this one-month period, the Participant cannot exercise his or her vested Options until the Participant returns to work. The vesting period under Section 5 of the Plan on the unvested Options granted to the Participant shall be tolled (stop running) during the day the leave starts and the day he or she returns to work and shall resume when the Participant returns to work.

5.            Manner of Exercise.

5.1.            Election to Exercise. To exercise the Option, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company the Notice of Exercise attached as Exhibit II of the Plan;

If someone other than the Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

5.2.            Payment of Exercise Price. The entire exercise price of the Option shall be payable in full at the time of exercise in the manner designated by the Board, the CEO or other senior officer(s) designated by the Board.

5.3.            Issuance of Shares. Provided that the Notice of Exercise and payment are in form and substance satisfactory to the Company, the Company shall issue the shares registered in the name of the Participant, the Participant’s authorized assignee, or the Participant’s legal representative which shall be evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, appropriate entry on the books of the Company or of a duly authorized transfer agent, or other appropriate means as determined by the Company.

6.            No Anti-Dilution. Where the Company capitalizes the retained earnings and/or capital reserves after the issuance of the Options, or there is any capital increase or decrease by the Company the total number of shares relating to the Options granted, whether vested or not, shall not be adjusted.

7.            No Right to Continued Employment; No Rights as Shareholder. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s employment at any time, with or without Cause. The Participant shall not have any rights as a shareholder with respect to any ordinary shares subject to the Option unless and until certificates representing the shares have been issued by the Company to the holder of such shares, or the shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

8.            Transferability. The Option is not transferable by the Participant other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution and is exercisable during the Participant’s lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

9.            Tax Matters.

9.1.            As a condition of the grant, vesting and exercise of an Option, the Participant shall make such arrangements as the Board, the CEO or other senior officer(s) designated by the Board may require for the satisfaction of any applicable local or foreign tax, withholding, and any other required deductions or payments that may arise in connection with such Options. The Company shall not be required to issue any shares under the Plan until such obligations are satisfied. Regardless of any action the Company and/or the Participant takes with respect to the tax obligation, the Participant acknowledges that the ultimate liability for all tax obligations is and remains the Participant’s sole responsibility and may exceed the amount actually withheld by the Company.

9.2.            The shares granted hereby are intended to qualify as Incentive Stock Options under Section 422 of the Code. Notwithstanding the foregoing, the shares will not qualify as Incentive Stock Options, if, among other events, (i) the dispose of the shares acquired upon exercise of Options within two (2) years from the Grant Date or one (1) year after such shares were acquired pursuant to exercise of Options; (ii) except in the event of death or Disability, the Participant is not employed by the Company or its Affiliates at all times during the period beginning on Grant Date and ending on the day that is three (3) months before the date of exercise of any shares; or (iii) to the extent the aggregate Fair Market Value (determined as of the Grant Date) of the ordinary shares subject to Incentive Stock Options held by the Participant which becomes exercisable for the first time in any calendar year exceeds $100,000.

9.3.            To the extent that any share does not qualify as an Incentive Stock Option, it shall not affect the validity of such shares and shall constitute a separate non-qualified stock option. In the event that the Participant disposes of the shares acquired upon exercise of Options within two (2) years from the Grant Date or one (1) year after such shares were acquired pursuant to exercise of this option, regardless of whether such disposition was a transfer to a trustee, receiver, or other similar fiduciary in any bankruptcy or insolvency proceeding, the Participant must immediately deliver to the Company a written notice specifying the date on which such shares were disposed of, the number of shares so disposed, and, if such disposition was by a sale or exchange, the amount of consideration received. The Participant also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes. Additionally, the Participant agrees that he/she may be subject to a tax obligation by the Company on the compensation income recognized by such Participant.

9.4.      The intent of the parties is that benefits under this Agreement be exempt from the provisions of Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code hereunder or otherwise.

10.            Compliance with Law. The exercise of the Option and the issuance and transfer of the ordinary shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s ordinary shares may be listed.

No shares shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

11.            Notices. All notices or communications under this Agreement shall be in writing and sent by registered or certified mail to the Company at the address as follows: 14F, No. 98, Minquan Road, Xindian Dist., New Taipei City, Taiwan 231.

Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12.            Governing Law. This Agreement will be construed and interpreted in accordance with the laws of Cayman Islands without regard to conflict of law principles.

Any dispute, controversy, difference or claim arising out of or relating to this Plan, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by (2) arbitrations administered by the Chinese Arbitration Association, Taipei (“CAA”) under the Taiwanese Arbitration Act and the CAA Arbitration Rules.

13.            Options Subject to Plan. This Agreement is subject to the Plan pursuant to the Company shareholders’ approval. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14.            Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Agreement may be transferred by will or the laws of descent or distribution.

15.            Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.            Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Option in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.

17.            Amendment. The Board has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

18.            No Impact on Other Benefits. The value of the Participant’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

19.            Confidentiality. This Agreement and the contents hereof shall be confidential and the Participant shall not disclose to or discuss with any third party the receipt of this Agreement nor the contents hereof; except that if the Participant has any questions, he/she may contact the CEO of the Company directly. The Participant shall not ask or discuss with any other employees of the Company or any of its Affiliates in connection with the Options granted under the Plan, including but not limited to the relevant agreements and notices issued. Violation of the requirements under this paragraph will be deemed a material violation of a written policy of the Company, which will entitle the Company to terminate the employment agreement for cause, thereby causing forfeiting of all of the Options granted whether vested or unvested and all of the Options granted being terminated and void.

20.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

21.            Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that the Participant should consult a tax advisor prior to such exercise or disposition.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Perfect Corp.

By

Name:

Title:

[EMPLOYEE NAME]

By

Name: